Contact: Robert D. Britt
Vice President of Finance
Tel: 802-244-5621

GREEN MOUNTAIN COFFEE ANNOUNCES
NEW $32.5 MILLION CREDIT FACILITY

Waterbury, VT (September 4, 2002) - Green Mountain Coffee, Inc. (NASDAQ: GMCR) announced today that its wholly-owned subsidiary, Green Mountain Coffee Roasters, Inc., has entered into a new syndicated credit facility as of August 30, 2002 with Fleet National Bank, as agent, and Fleet National Bank and Banknorth, N.A., as participating lenders. The new credit facility includes a $15 million five-year term loan that will be immediately used to repay the Company's existing term loan of $4,375,000 and to pay down most of the Company's current credit line. The new credit facility also includes an equipment line of credit of up to $5 million and a revolving line of credit of up to $12.5 million, which is subject to a borrowing base formula, and matures on March 31, 2005. The credit facility is secured by all of the Company's assets, including a pledge of the capital stock of Keurig, Incorporated owned by the Company, and will be guaranteed by Green Mountain Coffee, Inc.

The interest paid on the credit facility varies with prime, LIBOR and Banker's Acceptance rates, plus a margin based on a performance price structure. The Company also has entered into a $5 million amortizing interest swap agreement effective January 1, 2003, in order to fix the interest rate on a portion of the term loan. The Company also estimated that based upon the revolving line of credit's borrowing base formula, approximately $27 million is currently available under the credit facility of which the Company presently has approximately $18 million outstanding.

Green Mountain Coffee, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past two years as one of the "200 Best Small Companies in America." The Company roasts high-quality arabica coffees and offers over 75 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® brand.

The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters. Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, organizational changes, fluctuations in availability and cost of green coffee, the impact of a weaker economy, competition, business conditions in the coffee industry, levels of qualifying equipment purchases, accounts receivable and inventory under the Company's new credit facility, Green Mountain's level of success in continuing to attract new customers, variances from budgeted sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in Green Mountain's filings with the Securities and Exchange Commission.